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Exhibit 5.1

March 4, 2011

Board of Directors
SquareTwo Financial Corporation
4340 South Monaco Street
Denver, CO 80237
Ladies and Gentlemen:

        We are acting as counsel to SquareTwo Financial Corporation, a Delaware corporation (the "Company"), and each of the Guarantors (as defined below), in connection with its registration statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed public offering of up to $290,000,000 in aggregate principal amount of 11.625% Senior Second Lien Notes due 2017 of the Company (the "Exchange Notes") in exchange for up to $290,000,000 in aggregate principal amount of 11.625% Senior Second Lien Notes due 2017 of the Company originally issued on April 7, 2010 and outstanding as of the date hereof (the "Original Notes"), and of the related joint and several, full and unconditional guarantees of the Exchange Notes (the "Guarantees") on a senior, second-lien basis by each of the Company's direct and indirect subsidiaries identified as a "Co-Registrant" on the cover page of the Registration Statement (each a "Guarantor" and collectively, the "Guarantors"). The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture, dated as of April 7, 2010 (the "Indenture"), among the Company, the Guarantors parties thereto and U.S. Bank National Association as trustee (the "Trustee"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies and facsimile and electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

        To the extent that the obligations of the Company and the Guarantors under the Indenture and the Exchange Notes may depend upon such matters, we have assumed for purposes of the opinions expressed above that: (i) the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance with all applicable laws and regulations with respect to acting as a trustee under the Indenture; and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        This opinion letter is based as to matters of law solely on (i) the Delaware General Corporation Law, as amended (which includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), (ii) the laws of the State of Colorado, and (iii) the laws of the State of New York. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. Various matters concerning the laws of Nevada are addressed in the opinion of Brownstein Hyatt Farber Schreck, LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of that opinion are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

        Based upon, subject to and limited by the foregoing, we are of the opinion that:

        (a)(i)  following the effectiveness of the Registration Statement and receipt by the Company of the Original Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company and in accordance with the terms of the Indenture, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes pursuant to the terms of the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company; and

        (b)(i)  following the effectiveness of the Registration Statement and receipt by the Company of the Original Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company and in accordance with the terms of the Indenture, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes pursuant to the terms of the Indenture, the Guarantee of each Guarantor will constitute a valid and binding obligation of such Guarantor.

        In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

        We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinions expressed herein). We express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level.

        This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP

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  Exhibit 5.1